Exhibit 8.1

October 30, 2026

Research Alliance Corporation III

600 Fifth Avenue, 23rd Floor

New York, NY 10020

Ladies and Gentlemen:

We have acted as counsel to Research Alliance Corporation III, a Cayman Islands exempted company (“RACC”) in connection with the transactions (the “Transactions”) contemplated by that certain Business Combination Agreement, dated as of July 26, 2026 (as amended or modified from time to time, the “Business Combination Agreement”), by and among RACC, OHB Pediatrics Ltd., a company incorporated under the laws of England and Wales (“Oak Hill Bio”), and the Shareholders (as defined in the Business Combination Agreement). Except as otherwise indicated herein, capitalized terms used but not defined herein have the meanings ascribed to such terms in the Business Combination Agreement or the Registration Statement (defined below), as applicable.

Pursuant to the Business Combination Agreement, assuming the Domestication Proposal is approved, at least one business day prior to the Closing Date, RACC will de-register from the Register of Companies in the Cayman Islands, transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Part 12 of the Companies Act (Revised) of the Cayman Islands, upon which RACC will change its name to “Oak Hill Bio Inc.” (the “Domestication”).

This opinion is being delivered in connection with the Registration Statement (File No. 333-298537) of RACC on Form S-4, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Business Combination Agreement; (iii) the representation letter of RACC delivered to us for purposes of this opinion (the “Representation Letter”) and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the Domestication will be consummated in the manner described in the Registration Statement and the Transactions will be consummated in the manner described in the Registration Statement and the Business Combination Agreement, each will be effective under applicable law, and none of the terms or conditions contained in either the Registration Statement or the Business Combination Agreement will be waived or modified, (ii) the facts relating to (A) the Domestication are accurately and completely reflected in the Registration Statement and (B) the Transactions are accurately and completely reflected in the Registration Statement and the Business Combination Agreement, (iii) any representations made in the Representation Letter are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Domestication, and (iv) any representations made in the Representation Letter subject to qualification relating to the knowledge, belief, expectation or intent of any party are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Domestication, in each case, without such qualification. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above.

Our opinion is based on the Internal Revenue Code of 1986, as amended, (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that, in our opinion, the Domestication should qualify as a reorganization under Section 368(a)(1)(F) of the Code.

We note that this opinion does not address (i) the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury Regulations, as further described in the Registration Statement, (ii) any matter arising in connection with Section 367 of the Code, or (iii) any matter arising in connection with the passive foreign investment company rules; RACC’s status as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to RACC’s PFIC status in any taxable year.

This opinion is being delivered prior to the consummation of the Transactions, including the Domestication, and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Cooley LLP